Exhibit 10.1

CONSULTING AGREEMENT

This Consulting Agreement (this “Agreement”) is entered into as of the 29th day of September, 2006 (the “Effective Date”), between Oasys Mobile, Inc., a Delaware corporation (the “Company” or “Oasys Mobile”), and Bernard Stolar (“Stolar”).

RECITALS:

WHEREAS, the Company desires to engage Stolar, and Stolar desires to be engaged by the Company, on the terms and subject to the conditions set forth herein.

            NOW, THEREFORE, in consideration of the mutual premises herein contained, the parties agree as follows:

1.    Engagement. The Company hereby engages Stolar to serve as its Lead Director (“Lead Director”) and Stolar hereby accepts such engagement, on the terms and subject to the conditions hereinafter set forth.

2.    Duties of Stolar.

2.1    Stolar shall serve as the Lead Director of the Company and shall report directly to the Board of Directors (the Board). As Lead Director, he shall have authority as set forth in Appendix A to this Agreement.

2.2    Stolar shall be required to devote such business time, attention and effort to the Company’s business and affairs, as he deems in his sole discretion, to be reasonably required to perform the duties as set forth in this Agreement. Stolar shall not be precluded from engaging in other business activities or pursuing his personal, financial and legal affairs, or otherwise engaging in other activities. Stolar shall be permitted to deliver his consulting services orally and telephonically and shall not be required to work from the Company’s offices or render any written reports.

3.     Support Services.  Stolar shall be entitled to all the administrative, operational and facility support customary to a similarly situated person performing the duties as set forth in this Agreement. This support shall include, without limitation, a suitably appointed private office, and payment of or reimbursement for reasonable cellular telephone expenses, travel and entertainment expenses, and any and all other business expenses reasonably incurred on behalf of or in the course of performing duties for the Company, all in accordance with the expense reimbursement policies established from time to time by the Company.  Stolar agrees to provide documentation of these expenses as may be reasonably required.

4.    Term. Stolar’s engagement shall be for a term (the “Term”) of one (1) year from the Effective Date of this Agreement.

5.    Compensation.  Throughout the Term, the Company shall pay or provide, as the case may be, to Stolar the compensation and other benefits and rights set forth in this Section 5.

5.1    Annual Retainer. The  Company shall pay to Stolar an annual cash fee (“Annual Retainer”) of $60,000, payable at the rate of $5,000 per month to Stolar.

5.2.    Common Stock. Stolar shall also receive 100,000 shares of restricted Oasys Mobile common stock (the “Stolar Common Stock”); the restrictions on the Stolar Common Stock shall lapse as follows:

(a)     the restrictions on 25,000 shares of the Stolar Common Stock shall lapse on the Effective Date of this Agreement;

(b)    the remaining 75,000 shares of the Stolar Common Stock shall have their restrictions lapse at the rate of 6,250 shares per month on each of the twelve monthly anniversaries of the Effective Date.

The Company shall register all shares of the Stolar Common Stock on the next update filing of its Registration Statement on Form S-8 or such other form as designated by the Securities and Exchange Commission; provided that the Stolar Common Stock shall be registered by the Company no later than December 15, 2006.

5.3    Option Grants. In addition to the Annual Retainer and the Common Stock as set forth above in Sections 5.1 and 5.2 of this Agreement, the Company shall grant to the Stolar options to purchase 275,000 shares of the Company’s common stock (the “Stolar Stock Options”) on the terms as set forth in the Stock Option Agreement attached to this Agreement as Appendix B, which is incorporated into this Agreement for all purposes. The shares of Oasys Mobile common stock underlying the Stolar Stock Options shall be registered under the Company’s Registration Statement on Form S-8 and shall vest and be priced as follows:

(a)    50,000 of the Stolar Stock Options shall be immediately vested upon the Effective Date of this Agreement;

(b)     the remaining 225,000 Stolar Stock Options shall vest at the rate of 18,750 stock options on each of the twelve monthly anniversaries of the Effective Date of this Agreement;

(c)     (1) the first 100,000 of the Stolar Stock Options to vest shall have an exercise price equivalent to the closing market price of the Oasys Mobile common stock on the Effective Date of this Agreement; (2) the next 75,000 of the Stolar Stock Options to vest shall have an exercise price of $1.25 per share; (3) the next 50,000 of the Stolar Stock Options to vest shall have an exercise price of $1.75 per share; and (4) the remaining 50,000 of the Stolar Stock Options to vest shall have an exercise price of $2.00 per share

5.4    Other Compensation. In addition to the compensation set forth above, Stolar shall also receive:

(a)     Two and one-half percent (2.5%) of any funds raised from sources introduced by Stolar to the Company. Stolar shall clear all contacts with the General Counsel of the Company before initiating contact with such source(s) to avoid overlap with other entities the Company has engaged to perform comparable services.

(b)    a bonus, to be determined by the Board of Directors, for achievements effected by Stolar, including but not limited to the consummation of licensing products of the Company or other strategic transactions with parties introduced by Stolar to the Company. Stolar shall clear all contacts with the General Counsel of the Company before initiating contact to avoid overlap with other entities the Company has engaged to perform such services.

(c)    an additional grant of 100,000 shares of Oasys Mobile common stock if milestones as agreed upon by the Board of Directors and Mr. Stolar are achieved. The Company and Mr. Stolar will use reasonable efforts to set these milestones by December 15, 2006.

(d)     a cash bonus of $100,000 and a grant of 100,000 shares of Oasys Mobile common stock if the Company is positioned such that it is reasonably likely that the liquidity position of Oasys Mobile is improved so as to allow it to operate in the normal course of its business until December 31, 2007.

6.    [Reserved]

 7.   Termination.

7.1    Bases for Termination.  Stolar’s engagement under this Agreement and the Term shall be terminated immediately on the death of Stolar and may be terminated by the Board:

(a)    at any time without Cause prior to a Change of Control;

(b)    at any time upon a Change of Control or Sale of the Company pursuant to Section 7.4 of this Agreement; or

(c)    at any time for “Cause” (as defined in Section 7.6 (a) hereof);

7.2    Termination by Death.  If Stolar’s engagement is terminated by death, Stolar’s estate or designated beneficiaries shall be entitled to receive:

(a)    the remaining unpaid amount of the Annual Retainer;

(b)    acceleration of the lapsing of all restrictions on the remaining shares of restricted Stolar Common Stock as set forth in Section 5.2(b) of this Agreement

(c)    acceleration of vesting of one hundred percent (100%) of the unvested portion of all the Stolar Stock Options as set forth in Section 5.3 of this Agreement, together with the right to exercise such stock options or awards for a period equal to the remaining term for exercising such options or awards under the applicable agreement and/or plan;

(d)    the payment of any compensation pursuant to Section 5.4 (a) of this Agreement for any transaction pursuant to such Section which shall be closed by the Company within six (6) months of death of Stolar;

(e)    (1) the payment of any bonus pursuant to Section 5.4(b) of the Agreement as determined by the Board of Directors pursuant to such section and (2) the issuance of any shares of Oasys Mobile common stock pursuant to Section 5.4(c) of the Agreement for any milestones determined pursuant to such section and achieved as of the date of death of Stolar;

(f)    the payment of the cash amount and the issuance of the number of shares of Oasys Mobile common stock as set forth in Section 5.4(d) of this Agreement if the Board after the closing of any transaction or the modification of any existing transactions (each a “Liquidity Improvement Event”) (1) initiated by Stolar that occurs within six (6) months after the termination as set forth in this Section 7.2 or (2) not initiated by Stolar that occurs within three (3) months after the termination as set forth in this Section 7.2 that positions Oasys Mobile such that it is likely that the liquidity position of Oasys Mobile is improved so as to allow it to operate in the normal course of its business until December 31, 2007; and

(g)    reimbursement for all expenses incurred by Stolar pursuant to Section 3 hereof.

7.3    Termination by the Company without Cause prior to a Change of Control.  If Stolar’s engagement is terminated by the Company without Cause prior to a Change of Control, Stolar shall be entitled to receive:

(a)    the remaining unpaid amount of the Annual Retainer;

(b)    acceleration of the lapsing of all restrictions on the remaining shares of restricted Stolar Common Stock as set forth in Section 5.2(b) of this Agreement

(c)    acceleration of vesting of one hundred percent (100%) of the unvested portion of all the Stolar Stock Options as set forth in Section 5.3 of this Agreement, together with the right to exercise such stock options or awards for a period equal to the remaining term for exercising such options or awards under the applicable agreement and/or plan;

(d)     the payment of any compensation pursuant to Section 5.4 (a) of this Agreement for any transaction pursuant to such Section which shall be closed by the Company within six (6) months of the date of such termination;

(e)    (1) the payment of any bonus pursuant to Section 5.4(b) of the Agreement as determined by the Board of Directors pursuant to such section as of the date of termination and (2) the issuance of any shares of Oasys Mobile common stock pursuant to Section 5.4(c) of the Agreement for any milestones determined pursuant to such section and achieved as of the date of such termination;

(f)    the payment of the cash amount and the issuance of the number of shares of Oasys Mobile common stock as set forth in Section 5.4(d) of this Agreement if the Board after the closing of a Liquidity Improvement Event (1) initiated by Stolar that occurs within six (6) months after the termination as set forth in this Section 7.3 or (2) not initiated by Stolar that occurs within three (3) months after the termination as set forth in this Section 7.3 that positions Oasys Mobile such that it is likely that the liquidity position of Oasys Mobile is improved so as to allow it to operate in the normal course of its business until December 31, 2007; and

(g)    reimbursement for all expenses incurred by Stolar pursuant to Section 3 hereof.

7.4    Change of Control, Sale of the Company at 120% or More of Current Market Value or Termination by Stolar for Good Reason at Any Time.  (i) If a Change of Control (as defined in Section 7.6 (b) (with or without the termination of Stolar) occurs or (ii) if the Company (with or without the termination of Stolar) closes a merger or sale of all or substantially all of the assets of Oasys Mobile at a value of one hundred twenty percent (120%) or more of the then-current market value of the Company as measured by the thirty (30) day trailing average of the closing price of the Oasys Mobile common stock, or (iii) if Stolar terminates this Agreement for Good Reason (as defined in Section 7.6(d)) at any time, Stolar shall be entitled to receive:

(a)     the remaining unpaid amount of the Annual Retainer;

(b)    acceleration of the lapsing of all restrictions on the remaining shares of restricted Stolar Common Stock as set forth in Section 5.2 (b) of this Agreement

(c)    acceleration of vesting of one hundred percent (100%) of the unvested portion of all the Stolar Stock Options as set forth in Section 5.3 of this Agreement, together with the right to exercise such stock options or awards for a period equal to the remaining term for exercising such options or awards under the applicable agreement and/or plan;

(d)    the payment of any compensation pursuant to Section 5.4 (a) of this Agreement for any transaction pursuant to such Section which shall be closed by the Company within six (6) months of the date of such termination;

(e)    (1) the payment of any bonus pursuant to Section 5.4(b) of the Agreement as determined by the Board of Directors pursuant to such section as of the date of such termination and (2) the issuance of any shares of Oasys Mobile common stock pursuant to Section 5.4(c) of the Agreement for any milestones determined pursuant to such section and achieved as of the date of such termination;

(f)    the payment of the cash amount and the issuance of the number of shares of Oasys Mobile common stock as set forth in Section 5.4(d) of this Agreement if the Board after the closing of a Liquidity Improvement Event (1) initiated by Stolar that occurs within six (6) months after the termination as set forth in this Section 7.4 or (2) not initiated by Stolar that occurs within three (3) months after the termination as set forth in this Section 7.4 that positions Oasys Mobile such that it is likely that the liquidity position of Oasys Mobile is improved so as to allow it to operate in the normal course of its business until December 31, 2007; and

(g)    reimbursement for all expenses incurred by Stolar pursuant to Section 3 hereof.

7.5    Termination by the Company for Cause or by Stolar without Good Reason.  If Stolar’s engagement is terminated by the Company for Cause or by Stolar without Good Reason, the Company shall not have any other or further obligations to Stolar under this Agreement, except:

(a)     as to that portion of the Annual Retainer accrued and earned under this Agreement through the date of such termination;

(b)    all restricted shares of Stolar Common Stock whose restrictions have lapsed as of the date of such termination;

(c)    all Stolar Stock Options which have vested as of the date of such termination, together with the right to exercise such stock options or awards for a period equal to the remaining term for exercising such options or awards under the applicable agreement and/or plan;

(d)     the payment of any compensation pursuant to Section 5.4 (a) of this Agreement for any transaction pursuant to such Section which has closed as of the date of such termination;

(e)    (1) the payment of any bonus pursuant to Section 5.4(b) of the Agreement as determined by the Board of Directors pursuant to such section prior to the date of such termination and (2) the issuance of any shares of Oasys Mobile common stock pursuant to Section 5.4(c) of the Agreement for any milestones determined pursuant to such section and achieved as of the date of such termination;

(f)    the payment of the cash amount and the issuance of the number of shares of Oasys Mobile common stock as set forth in Section 5.4(d) of this Agreement if the Board after the closing of a Liquidity Improvement Event (1) initiated by Stolar that occurs within six (6) months after the termination as set forth in this Section 7.5 or (2) not initiated by Stolar that occurs within three (3) months after the termination as set forth in this Section 7.5 that positions Oasys Mobile such that it is likely that the liquidity position of Oasys Mobile is improved so as to allow it to operate in the normal course of its business until December 31, 2007; and

(g)     reimbursement for all expenses incurred by Stolar pursuant to Section 3 prior to his termination).

7.6    Definitions.  As used herein:

         (a)        “Cause” shall mean active participation by Stolar in fraudulent conduct against the Company, conviction of or a plea of guilty or nolo contendere with respect to a felony involving theft or moral turpitude, an act or series of deliberate acts which were not taken in good faith by Stolar and which results or will likely result in material injury to the business, operations or business reputation of the Company, or an act or series of acts constituting willful malfeasance or gross misconduct.

(b)    A “Change in Control” shall occur if:

(1)    there shall be consummated any consolidation or merger of the Company in which the Company is not the continuing or surviving corporation;

(2)    any Person (as defined in Section 2(a)(2) of the Securities Act of 1933, as amended) other than the Company, subsequently becomes the beneficial owner, directly or indirectly (including by holding securities which are exercisable for or convertible into shares of capital stock of the Company) of forty percent (40%) or more of the combined voting power of the then outstanding shares of capital stock of the Company entitled to vote generally in the election of directors;

(3)    the Company sells, leases, exchanges or otherwise transfers all or substantially all of its property and assets (in a transaction or series of transactions contemplated or arranged by any party as a single plan);

(4)    Continuing Directors cease to constitute at least a majority of the Board; or

(5)    a majority of the Outside Directors determine that a Change in Control has occurred.

(c)    “Continuing Directors” shall mean the members of the Board in office on the Effective Date, and any successor to any such director whose nomination or selection was approved by a majority of the directors in office at the time of the director’s nomination or selection.

(d)    “Good Reason” means a termination of Stolar’s engagement by Stolar within ninety (90) days following:

(1)    a material reduction in Stolar’s position(s), duties and responsibilities or reporting lines from those described in Section 2 hereof;

(2)    a material breach of this Agreement by the Company if such breach is not cured within 15 days of written notice thereof by Stolar to the Company; or

(3)    any failure by the Company to obtain from any successor to the Company an agreement reasonably satisfactory to Stolar to assume and perform this Agreement, as contemplated by Section 9.3 hereof.

            Notwithstanding the foregoing, a termination shall not be treated as a termination for Good Reason (A) if Stolar shall have consented in writing to the occurrence of the event giving rise to the claim of termination for Good Reason, or (B) unless Stolar shall have delivered a written notice to the Board within thirty (30) days of his having actual knowledge of the occurrence of one of such events stating that he intends to terminate his engagement for Good Reason and specifying the factual basis for such termination, and such event, if capable of being cured, shall not have been cured within ten (10) days of the receipt of such notice.

(e)    “Outside Director” means a member of the Board who is not, and who during the past six months was not, an employee of officer of the Company.

(f)    “Termination Upon a Change in Control” means:

(1)    a termination by Stolar for Good Reason within six (6) months following a Change in Control; or

(2)    termination of Stolar’s engagement by the Company or the Company’s successor within six (6) months following a Change in Control other than a termination for Cause or a termination resulting from Stolar’s death.

7.7    Mitigation of Damages.  Stolar is not required to mitigate the amount of any payments and other issuances to be made by the Company pursuant to this Agreement following his termination by seeking other engagements or otherwise.  In addition, the amount of any post-termination payments provided for in this Agreement shall, except as otherwise expressly provided herein, not be reduced by any remuneration earned by Stolar during the period following the termination of his engagement as a result of engagement by another employer or otherwise after the date of termination of his engagement with the Company.

8.        Indemnification.  During the Term and thereafter, the Company shall indemnify Stolar and hold Stolar harmless from and against any claim, loss or cause of action arising from or out of Stolar’s performance or role as an officer, director, employee or consultant of the Company or any of its subsidiaries or in any other capacity, including any fiduciary capacity, in which Stolar serves at the request of the Company to the maximum extent permitted by applicable law.  If any claim is asserted hereunder with respect to which Stolar reasonably believes in good faith he is entitled to indemnification, the Company shall advance Stolar’s legal expenses (or cause such expenses to be paid), on a monthly basis, provided that Stolar shall reimburse the Company for such amounts if Stolar shall be found by a court of competent jurisdiction not to have been entitled to indemnification.  In addition, the Company agrees to provide Stolar with coverage under a directors and officers liability insurance policy.

9.         Miscellaneous.

9.1    Representation and Warranty by Stolar.  Stolar represents and warrants that he is not a party to any agreement, contract or understanding, whether engagement or otherwise, which would restrict or prohibit him from undertaking or performing engagement in accordance with the terms and conditions of this Agreement.

9.2    Severability.  The provisions of this Agreement are severable and if any one or more provisions may be determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions and any partially unenforceable provision, to the extent enforceable in any jurisdiction, nevertheless shall be binding and enforceable.

                        9.3    Assignment.  This Agreement shall be binding upon and inure to the benefit of the heirs and representatives of Stolar and the assigns and successors of the Company, but neither this Agreement nor any rights or obligations hereunder shall be assignable or otherwise subject to hypothecation by Stolar (except by will or by operation of the laws of intestate succession) or by the Company, except that the Company may assign this Agreement to any successor (whether by merger, purchase or otherwise) to all or substantially all of the stock, assets or business of the Company, and the Company shall require such successor to expressly agree to assume the obligations of the Company hereunder.

                       9.4    Notices.  All notices and other communications required or permitted under this Agreement shall be in writing, and shall be deemed properly given if delivered personally, mailed by registered or certified mail in the United States mail, postage prepaid, return receipt requested, send by facsimile or sent by Express Mail, Federal Express or other nationally recognized express delivery service, as follows:

If to Oasys Mobile:	If to Stolar:

434 Fayetteville Street
Suite 600
Raleigh, North Carolina 27601
Attn: EVP & General Counsel

            Notice given by hand, certified or registered mail, or by Express Mail, Federal Express or other such express delivery service, shall be effective upon receipt.  Notice given by facsimile transmission shall be effective upon actual receipt if received during the recipient’s normal business hours, or at the beginning of the recipient’s next business day after receipt if not received during the recipient’s normal business hours.  All notices by facsimile transmission shall be confirmed promptly after transmission in writing by certified mail or personal delivery.

            Any party may change any address to which notice is to be given to it by giving notice as provided above of such change of address.

                        9.5    Amendment.  This Agreement may only be amended by written agreement of the parties hereto.

                        9.6    Beneficiaries; References.  Stolar shall be entitled to select (and change, to the extent permitted under applicable law) a beneficiary or beneficiaries to receive any compensation or benefit payable hereunder following Stolar’s death, and may change such election, in either case by giving the Company written notice thereof.  In the event of Stolar’s death or a judicial determination of his incompetence, reference in this Agreement to Stolar shall be deemed, where appropriate, to refer to his beneficiary, estate or other legal representative.  Any reference to the masculine gender in this Agreement shall include, where appropriate, the feminine.

                        9.7    Survivorship.  The respective rights and obligations of the parties hereunder shall survive any termination of this Agreement to the extent necessary to the intended preservation of such rights and obligations.  The provisions of this Section are in addition to the survivorship provisions of any other section of this Agreement.

                        9.8    Governing law.  This Agreement shall be construed, interpreted and governed in accordance with the laws of the State of Delaware without reference to rules relating to conflicts of law.  For purposes of jurisdiction and venue, the Company hereby consents to jurisdiction and venue in any suit, action or proceeding with respect to this Agreement in any court of competent jurisdiction in the state in which Stolar resides at the commencement of such suit, action or proceeding and waives any objection, challenge or dispute as to such jurisdiction or venue being proper.

                        9.9    Effect of Prior Agreements.  This Agreement contains the entire understanding between the parties hereto with respect to the subject matter hereof, and supersedes in all respects any prior or other agreement or understanding between the Company or any affiliate of the Company and Stolar with respect to the subject matter hereof.

                        9.10   Withholding.  The Company shall be entitled, to the extent permitted or required by law, to withhold from any payment of any kind due Stolar under this Agreement to satisfy the tax withholding obligations of the Company under applicable law.

                        9.11   Counterparts.  This Agreement may be executed in two counterparts, each of which shall be deemed an original.

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IN WITNESS WHEREOF, the parties hereto, having duly been authorized, have executed this Agreement as of September 29, 2006.

OASYS MOBILE, INC.	BERNARD STOLAR

By: /s/ Donald T. Locke	/s/ Bernard Stolar

Name: Donald T. Locke
Title: Executive Vice President

APPENDIX A

LEAD DIRECTOR DUITES AND RESPONSIBILITIES

Bernard Stolar, a Director (herein referred to as the “Lead Director”) of Oasys Mobile, Inc. (“Oasys”) is entering into a Consulting Agreement (the “Consulting Agreement”) with Oasys Mobile, Inc. (“Oasys”) to perform certain duties as its Lead Director. Pursuant to the terms of the Consulting Agreement and the approval of the Board of Directors (the “Board”) at a properly called and convened meeting of the Board held on September 29, 2006, the Lead Director shall have the following duties and responsibilities and such other duties and responsibilities as may be assigned to him by the Board:

1.    Reporting Responsibilities. Lead Director shall report to the Board of Directors of Oasys. The senior management of Oasys shall report to the Lead Director.

2.    Board Responsibilities. Lead Director shall:

•
Maintain the authority to call meetings of the Board and meetings of the independent directors of Oasys and shall promote effective communication on developments to the members of the Board occurring between Board meetings. Lead Director shall preside over:

o	Meetings of the Board;

o	Executive meetings of the independent directors of Oasys without management present; and

o	Annual and special meetings of the shareholders of Oasys

•	Brief the Chief Executive Officer on issues and concerns arising in the executive sessions of the Board

•	Organize the meeting schedules and agendas of the Board

•	Establish the annual schedule of the Board

•	Establish the agendas for all Board meetings in collaboration with the Chief Executive Officer

•	Consult with all directors to ensure that Board agendas and information provided to the Board is what is needed to fulfill its primary responsibilities

•	Help enable access to information to help the Board monitor Oasys’ performance and the performance of its management

•	Facilitate communication between and among the independent directors and management

•	Oversee the distribution of information to the Board

•	Coordinate the Board’s self-assessment and evaluation processes

3.    Committee Responsibilities. Lead Director shall:

•	Be a member of the Corporate Governance & Nominating Committee (“Governance Committee”) to ensure processes are in place for the recruitment and orientation of new board members

•	Work with the Chairman of the Governance Committee to review changes in Board membership and the membership and chair of each Committee

•	Work with the Chairman of the Governance Committee to interview prospective Board candidates

•	Work with the Board and the Compensation Committee on the succession plan for the Chief Executive Officer and other key senior executives

•	Attend all Committee meetings when possible

•	Serve on such other Committees as may be assigned by the Board, subject to the approval of the Lead Director

4.    Management Responsibilities. Lead Director shall:

•	Assist management in strategic planning and coordinate periodic input by the Board in reviewing management’s strategic plans for Oasys

•	Assist management in consummating key strategic and financial transactions and relationships

•	Oversee development of appropriate objectives for the Chief Executive officer and other executive officers and monitor performance against those objectives

•	Coordinate and chair the annual Board performance review of the Chief Executive Officer and other executive officers of Oasys and communicate the results of such performance review to such officers